Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 18, 2017, is entered into between Scientific Games Corporation, a Delaware corporation (the “Company”), and SG Nevada Merger Company, a Nevada corporation and a wholly owned subsidiary of the Company (“NewCo”).

WHEREAS, the Company, whose shares of common stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), desires to reincorporate as a Nevada corporation and has formed NewCo in order to effectuate the reincorporation.

WHEREAS, the board of directors of each of the Company and NewCo deems it advisable, fair to and in the best interests of such corporations and their respective stockholders that the Company be merged with and into NewCo, upon the terms and subject to the conditions herein stated, and that NewCo be the surviving corporation (the “Reincorporation Merger”).

NOW, THEREFORE, in consideration of the premises and the agreements of the parties hereto contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
The Reincorporation Merger; Effective Time

SECTION 1.1.  The Reincorporation Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into NewCo whereupon the separate existence of the Company shall cease.  NewCo shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be a corporation formed under the laws of the State of Nevada.  The Reincorporation Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and the Nevada Revised Statutes, as amended (the “NRS”), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

SECTION 1.2.  Effective Time.  Unless this Agreement is terminated or abandoned in accordance with its terms, as soon as practicable following the satisfaction of the conditions set forth in Article V in accordance with the terms of this Agreement, the Company and NewCo shall cause Articles of Merger to be executed and filed with the Office of the Secretary of State of Nevada (the “Nevada Articles of Merger”) and a Certificate of Merger to be executed and filed with the Office of the Secretary of State of Delaware (the “Delaware Certificate of Merger”).  The Reincorporation Merger shall become effective upon the date and time specified in the Nevada Articles of Merger and the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II
Articles and Bylaws of the Surviving Corporation

SECTION 2.1.  The Articles of Incorporation.  The articles of incorporation of NewCo in effect at the Effective Time shall be amended and restated as set forth on Exhibit A hereto, including to change the name of the Surviving Corporation to “Scientific Games Corporation”, and such amended and restated articles shall be the articles of incorporation of the Surviving Corporation (such articles of incorporation, as so amended and restated, the “Articles of Incorporation”), until thereafter amended in accordance with the provisions provided therein or applicable law.  Following the amendment and restatement of the Articles of Incorporation, the Certificate of Designation of Series A Junior Participating Preferred Stock in the form attached as Exhibit B hereto (the “Certificate of Designation”) shall be filed with the Office of the Secretary of State of Nevada.

SECTION 2.2.  The Bylaws.  Subject to the provisions of applicable laws, the bylaws of NewCo in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended in accordance with the provisions provided therein or applicable law.

ARTICLE III
Officers, Directors, Committees, and Corporate Policies of the Surviving Corporation

SECTION 3.1.  Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, become the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws.

SECTION 3.2.  Directors.  The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of all of the directors of the Company immediately prior to the Effective Time, each to serve in such capacity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws.

SECTION 3.3.  Committees.  Each committee of the board of directors of the Company existing immediately prior to the Effective time shall, effective as of, and immediately following, the Effective Time, become a committee of the board of directors of the Surviving Corporation, consisting of the members of such committee of the Company immediately prior to the Effective Time and governed by the charter of such committee of the Company in existence immediately prior to the Effective Time, which charter shall, at the Effective Time, become the charter of such committee of the Surviving Corporation except that the governing law thereof shall be, from and after the Effective Time, the law of Nevada.  Each member of a committee of the board of directors of the Surviving Corporation shall serve in such capacity until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the applicable committee charter and the Bylaws.

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SECTION 3.4.  Corporate Policies. The corporate policies of the Surviving Corporation, including, without limitation, its code of business conduct, corporate governance guidelines, conflict policies and director independence guidelines, effective as of, and immediately following, the Effective Time shall consist of the corporate policies, including, without limitation, the code of business conduct, corporate governance guidelines, conflict policies and director independence guidelines, of the Company immediately prior to the Effective Time.

ARTICLE IV
Effect of the Merger on Capital Stock; Certificates

SECTION 4.1.  Effect of Merger on Capital Stock.  At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, NewCo or the stockholders of the Company:

(a)         Each share of common stock, par value $0.01, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 4.1(d) of this Agreement, shall be converted (without the surrender of stock certificates or any other action by NewCo, the Company or the stockholders of the Company) into one fully paid and non-assessable share of common stock, par value $0.001, of the Surviving Corporation (“Surviving Corporation Common Stock”), and all shares of Company Common Stock shall be canceled and retired and shall cease to exist.

(b)        With respect to the number of shares of Company Common Stock reserved for issuance under the Company’s equity compensation plans (including all amendments or modifications, collectively, the “Plans”), an equal number of shares of Surviving Corporation Common Stock shall be so reserved.  The Surviving Corporation shall assume the sponsorship of the Plans, the rights and obligations of the Company thereunder, and the rights and obligations of the Company under all award agreements evidencing any award issued under any Plan or any inducement award with respect to Company Common Stock (including all amendments and modifications, collectively, the “Award Agreements”), in each case in accordance with the terms thereof and applicable law.  Each equity-based award with respect to Company Common Stock issued and outstanding immediately prior to the Effective Time that was granted pursuant to the Plans and the Award Agreements (an “Equity Award”) shall be converted into a corresponding equity-based award with respect to the number of shares of Surviving Corporation Common Stock equal to the number of shares of Company Common Stock underlying such Equity Award at the Effective Time, in accordance with the terms of the applicable Plan and Award Agreement.  Such converted equity-based award shall be subject to the same terms and conditions applicable to the corresponding Equity Award prior to the conversion, including any vesting and forfeiture conditions.  Further, none of the execution of this Agreement, the Reincorporation Merger or other transaction contemplated herein is intended, or shall be deemed, to constitute a “Change in Control” (or term of similar import) under any Plan, Award Agreement, employment agreement or other employee benefit plan of the Company or its affiliates.  The preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of June 19, 2017, between the Company and American Stock Transfer & Trust Company, LLC (as may be amended, the “Rights Agreement”) shall remain outstanding as and be converted into rights to acquire preferred stock of the Surviving Corporation designated pursuant to the Certificate of Designation on the terms and conditions set forth in the Rights Agreement.

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(c)         Each share of common stock, par value $0.001, of NewCo registered in the name of the Company shall be reacquired by the Surviving Corporation and canceled and retired, and shall resume the status of authorized and unissued Surviving Corporation Common Stock. No shares of Surviving Corporation Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof.

SECTION 4.2.  Certificates.  At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Company Common Stock (other than shares canceled pursuant to Section 4.1(d) of this Agreement), or options, warrants or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent a number of shares of Surviving Corporation Common Stock equal to the number of shares of Company Common Stock represented thereby or that were acquirable pursuant to such options, warrants or other securities of the Surviving Corporation, as the case may be, into which the shares of Company Common Stock, or options, warrants or other securities of the Company represented by such certificates shall have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent.  The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Surviving Corporation Common Stock or options, warrants or other securities of the Surviving Corporation, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V
Conditions

SECTION 5.1.  Conditions to the Obligations of Each Party.  The respective obligation of each party hereto to effectuate the Reincorporation Merger is subject to satisfaction of the following conditions:

(a)         the holders of a majority of the outstanding shares of Company Common Stock shall have adopted this Agreement in accordance with applicable law and the certificate of incorporation and bylaws of the Company prior to the Effective Time; and

(b)        any and all consents, approvals, authorizations or permits, filings or notifications deemed in the sole discretion of the Company to be material to the consummation of the Reincorporation Merger (“Required Consents”) shall have been obtained and shall be in full force and effect, including, without limitation, (i) consents, registrations, approvals, findings of suitability, licenses, declarations, notifications or filings required to be made, given or obtained under applicable laws, rules and regulations in connection with this Agreement or the consummation of the Reincorporation Merger, including, without limitation, applicable gaming laws, rules and regulations including those relating to the manufacture, operation or distribution of gaming equipment, systems, services or products or the conduct of other gaming activities and (ii) supplements, agreements, amendments, conveyances, instruments, consents, approvals, authorizations and other documents to be executed and/or delivered by the Company in connection with any agreements the Company or its affiliates have entered for the provision of debt financing; provided, however, that either of the parties hereto may waive this condition (b), in its sole discretion to the extent permitted by law, with respect to any and all Required Consents.

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ARTICLE VI
Termination

SECTION 6.1.  Termination.  This Agreement may be terminated and the Reincorporation Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the holders of Company Common Stock referred to in Section 5.1, if the board of directors of the Company determines for any reason that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its stockholders.  In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or NewCo, or any of their respective stockholders, directors or officers.

ARTICLE VII
Miscellaneous and General

SECTION 7.1.  Modification or Amendment.  Subject to the provisions of applicable laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the adoption of this Agreement by the holders of Company Common Stock shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares of the Company, (b) alter or change any provision of the Articles of Incorporation or the bylaws of the Surviving Corporation that will become effective immediately following the Reincorporation Merger other than as provided herein or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of capital stock of either of the parties hereto.

SECTION 7.2.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

SECTION 7.3.  Governing Law.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada, without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

SECTION 7.4.  Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

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SECTION 7.5.  No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 7.6.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 7.7.  Headings.  The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Scientific Games Corporation

By:	/s/ Michael A. Quartieri
Name: Michael A. Quartieri
Title: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

SG Nevada Merger Company

By:	/s/ Michael A. Quartieri
Name: Michael A. Quartieri
Title: President, Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]
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Exhibit A

CERTIFICATE OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SG NEVADA MERGER COMPANY

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of SG Nevada Merger Company, a Nevada corporation, does hereby certify as follows:

A.            The Agreement and Plan of Merger, dated as of September 18, 2017 by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and SG Nevada Merger Company, a Nevada corporation (the “Merger Agreement”) provides for the amendment and restatement of the corporation’s articles of incorporation as set forth below.

B.            The Merger Agreement, and the amendment and restatement of the corporation’s articles of incorporation (including the change of the name of the corporation) contemplated thereby and as set forth below, have been duly approved by the board of directors and the sole stockholder of the corporation, which is sufficient for approval thereof.  The board of directors and sole stockholder have determined and declared such amendment and restatement to be advisable, fair to and in the best interests of the corporation.

C.            This certificate sets forth the text of the articles of incorporation of the corporation, as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF SCIENTIFIC GAMES CORPORATION

ARTICLE I
NAME

The name of the corporation is Scientific Games Corporation (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
CAPITAL STOCK

(A)           Authorized Stock.  The total number of shares of all stock which the Corporation shall have authority to issue is 202,000,000 shares, consisting of: (i) 200,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and (ii) 2,000,000 shares, $.001 par value per share, designated as preferred stock (the “Preferred Stock”).  All cross references in each subdivision of this ARTICLE IV refer to other paragraphs in such subdivision unless otherwise indicated.

(B)            Preferred Stock.

 (1)            Designation.  The shares of Preferred Stock are hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the board of directors of the Corporation (the “Board of Directors”) providing for the issue thereof. Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in these Articles of Incorporation, as amended from time to time (these “Articles of Incorporation”) or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof.

 (2)            Authority Vested in the Board.  Authority is hereby expressly vested in the Board of Directors, subject to the provisions of this ARTICLE IV and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

  (a)            The designation of such series.

  (b)            The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or noncumulative.

  (c)            Whether the shares of such series shall be subject to redemption by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

  (d)            The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

  (e)            Whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision is made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

  (f)            The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

  (g)            The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

  (h)            The provisions as to voting, optional and/or other special rights and preferences, if any.

 (3)            Certificate.  Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the Board of Directors, and establishing the voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the Nevada Revised Statutes, as amended from time to time (the “NRS”).

(C)            Common Stock.

 (1)            Voting Rights. The holders of Common Stock will be entitled to notice of and to attend all meetings of the stockholders of the Corporation and shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.

 (2)            Dividends. Subject to all provisions of this ARTICLE IV, including the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation or the NRS, the holders of the Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors, out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in such dividends.

 (3)             Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any distribution of any of its assets to any of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of shares of the Corporation, after payment in full of the amount which the holders of Preferred Stock are entitled to receive in such event, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

ARTICLE V
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (as amended from time to time, the “Bylaws”).  Elections of directors need not be by written ballot unless the Bylaws shall so provide.  Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VI
AMENDMENTS TO ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII
INDEMNIFICATION; EXCULPATION

(A)           Indemnification.  To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and 78.752) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

(B)            Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.  If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

(C)            Repeal and Conflicts.  Any amendment to or repeal of any provision or section of this ARTICLE VII shall be prospective only, and shall not apply to or have any effect on the right or protection of, or the liability or alleged liability of, any director or officer of the Corporation existing prior to or at the time of such amendment or repeal.  In the event of any conflict between any provision or section of this ARTICLE VII and any other article of the Articles of Incorporation, the terms and provisions of this ARTICLE VII shall control.

ARTICLE VIII
COMPLIANCE WITH GAMING LAWS

To enable the Corporation or any Affiliate (as such term is hereinafter defined) thereof to secure and maintain in good standing all licenses, contracts, franchises, permits,  registrations, findings of suitability, exemptions, waivers and other regulatory approvals related to the ownership, control, conduct or operation of gaming and related activities now or hereafter engaged in by the Corporation or any Affiliate thereof within or without the United States of America (collectively, “Gaming Licenses”), the following provisions shall apply:

 (A)           All Securities (as hereinafter defined) shall be held subject to all applicable Gaming Laws (as hereinafter defined) and the suitability standards, qualifications and requirements of the Gaming Authorities (as hereinafter defined) that regulate the operation and conduct of the businesses of the Corporation or any Affiliate thereof and in accordance with the requirements of all applicable Gaming Laws. Any person (as hereinafter defined) owning or controlling Securities shall comply with all applicable Gaming Laws.  If any person that holds Securities of the Corporation is determined to be a Disqualified Holder (as hereinafter defined), then, if the Corporation so elects in its sole discretion (unless otherwise required by any Gaming Law or Gaming Authority):

  (1)           such person shall sell or otherwise dispose of such Securities or other interest in the Corporation within the 60-day period commencing on the date the Corporation gives the person notice of such person’s unsuitability or disqualification and requiring such disposition (or an earlier time if so required by any Gaming Authority or any Gaming Law) in a manner satisfactory to the Board of Directors in its sole discretion; or

  (2)            the Corporation may redeem any or all such Securities of the Corporation on the date specified in the notice given by the Corporation to such person, which date may not be less than 30 days after notice is given, at a price equal to the Redemption Price (as hereinafter defined).

 (B)            Notice to a Disqualified Holder under paragraph (A)(1) or (2) of this ARTICLE VIII shall be delivered in writing by personal delivery, mailing it to the address shown on the Corporation’s books and records or any other reasonable means and shall be deemed effective on the date given (the “Notice Date”). Failure of the Corporation to provide such notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this Article.

 (C)            If the Corporation intends to redeem Securities in accordance with paragraph (A)(2) of this ARTICLE VIII, the notice shall specify the Securities to be redeemed, the date, time and place when such redemption will be consummated, which date in no event will be earlier than 30 days after the date of such notice, and the Redemption Price (it being sufficient for the purposes of this ARTICLE VIII for the Corporation to indicate generally that the Redemption Price will be determined in accordance with paragraphs (C) and (M) hereof). If the Corporation gives the notice provided for by the preceding sentence, such notice shall be deemed to constitute a binding agreement on the part of the Corporation to redeem, and on the part of the person notified to sell, the Securities referred to in such Notice in accordance with this ARTICLE VIII.

 (D)            The operation of this ARTICLE VIII shall not be stayed by an appeal from a determination of any Gaming Authority.

 (E)            Commencing on the Notice Date (or such earlier date on which any Gaming Authority serves notice of its determination of unsuitability or disqualification of the Disqualified Holder on the Corporation), the Disqualified Holder shall not be entitled to receive payments of dividends or interest upon any Securities of the Corporation held by such Disqualified Holder, or exercise, directly or indirectly, any voting or other rights conferred by the Corporation’s Securities upon the holders thereof.

 (F)            The Board of Directors shall have the power to determine, on the basis of information known to the Board after reasonable inquiry, all questions arising under this ARTICLE VIII, including, without limitation (1) whether a person is a Disqualified Holder, (2) whether a Disqualified Holder has disposed of Securities pursuant to paragraph (A) of this ARTICLE VIII and (3) the amount of Securities held directly or indirectly by any person. Any such determination shall be binding and conclusive on all such persons.

 (G)            The Corporation shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this ARTICLE VIII, and each holder of Securities of the Corporation shall be deemed to have acknowledged by acquiring or retaining Securities of the Corporation that failure to comply with this ARTICLE VIII will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this ARTICLE VIII.

 (H)            A Disqualified Holder shall indemnify the Corporation and its Affiliates for any and all direct or indirect costs, including attorneys’ fees, incurred by the Corporation or any of its Affiliates as a result of such person’s continuing ownership of, or failure to divest, the Securities.

 (I)            Any person to whom a redemption notice is given pursuant to the provisions of this ARTICLE VIII shall have the burden of establishing to the satisfaction of the Corporation the dates on which and the Purchase Price at which such person acquired the Securities subject to such notice.

 (J)            The right of the Corporation to redeem Securities pursuant to this ARTICLE VIII shall not be exclusive of any other rights the Corporation or any of its Affiliates may have or hereafter acquire under any agreement, provision of the bylaws of the Corporation or such Affiliate or otherwise. Nothing in this ARTICLE VIII shall be construed to:  (i) relieve any Disqualified Holder (or any Affiliate thereof) from any fiduciary obligation imposed by law, (ii) prohibit or affect any contractual arrangement which the Corporation may make from time to time with any holder of Securities to purchase all or any part of any other securities held by such holder or (iii) be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or any holder of Securities with respect to the subject matter of this ARTICLE VIII.

 (K)            Nothing contained in this ARTICLE VIII shall limit the authority of the Board of Directors to take such other action, to the extent not prohibited by law, as it deems necessary or advisable to protect the Corporation or any of its Affiliates from the denial or loss or threatened denial or loss of any Gaming License.

 (L)            If any provision of this ARTICLE VIII or the application of any such provision to any person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE VIII.  Except as may be required by any applicable Gaming Law or Gaming Authority, the Board of Directors may waive any of the rights of the Corporation or any restrictions contained in this ARTICLE VIII in any instance in which and to the extent the Board of Directors determines that a waiver would be in the best interests of the Corporation. Except as required by a Gaming Authority, nothing in this ARTICLE VIII shall be deemed or construed to require the Corporation to redeem or repurchase any Securities owned or controlled by a Disqualified Holder or any Affiliate thereof.

 (M)          For the purposes of this ARTICLE VIII:

  (1)           “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified (including any direct or indirect subsidiary of such person).  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to a person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this ARTICLE VIII, the term “Affiliate” shall also include any joint venture, minority-owned entity or other enterprise in which the Corporation or any of its Affiliates has any direct or indirect interest.

  (2)           “Disqualified Holder” means any record or beneficial holder of the Corporation’s Securities: (i) who is requested or required pursuant to any Gaming Law to appear before, or submit to the jurisdiction of, or file an application with, or provide information to, any Gaming Authority and either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time, (ii) who has withdrawn or requested the withdrawal of a pending application for any Gaming License from any Gaming Authority in anticipation of such person being denied such Gaming License or receiving such Gaming License subject to materially burdensome or unacceptable terms or conditions, (iii) who is determined or shall have been determined by any Gaming Authority not to be suitable or qualified with respect to owning or controlling Securities or securities of an Affiliate of the Corporation, or (iv) whose ownership or control of Securities may result, in the judgment of the Board of Directors, in the failure of the Corporation or any of its Affiliates to obtain, maintain, retain, renew or qualify for a Gaming License, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License.

  (3)           “Gaming Authority” means any government, court, or federal, state, provincial, local, international, tribal or foreign governmental, administrative or regulatory or licensing body, agency, authority or official, which regulates or has authority over, including, without limitation, the right to issue or grant a license, contract, franchise, permit, registration, finding of suitability, exemption, waiver or other regulatory approval, any form of gaming or related activities conducted or proposed to be conducted by the Corporation or any of its Affiliates in any jurisdiction, including, without limitation, lottery, pari mutuel wagering, sports wagering and video gaming activities.

  (4)           “Gaming Law” means any federal, state, provincial, local,  international, tribal or foreign law, statute, order, rule, regulation, decree, ordinance or interpretation pursuant to which any Gaming Authority possesses or asserts regulatory or licensing authority over the ownership, operation, management or conduct of gaming and related activities.

  (5)           “person” means any individual, partnership, firm, corporation, limited liability company, trust or other entity.

  (6)           “Purchase Price” means the price paid to acquire a Security, exclusive of commissions, taxes and other fees and expenses, adjusted for any stock split, stock dividend, combination of shares or similar event.

  (7)           “Redemption Price” means, with respect to any Securities, the price equal to the lesser of  (1) the average closing sale price of such Securities as reported for composite transactions in securities listed on the  principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding the Notice Date, or, if such Securities are not so listed or traded, the fair value of the Securities as determined by the Board of Directors in good faith and in consideration of such records of the Corporation and information, opinions, reports or statements presented to the Board of Directors by any of the Corporation’s officers, employees or financial advisors, or committees of the Board of Directors (including, without limitation, information, opinions, reports or statements regarding any discount for lack of marketability or otherwise), as the Board of Directors deems, in its sole discretion, to be relevant and pertinent to such determination, and (2) the original Purchase Price.

  (8)           “Securities” means any shares of capital stock, bonds, notes, convertible debentures, warrants or other instruments that represent a share in the equity of the Corporation, a debt owed by the Corporation or the right to acquire any of the foregoing.

ARTICLE IX
SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

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IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amended and Restated Articles of Incorporation of Scientific Games Corporation as of ___________, 20__.

Name:
Title:

Exhibit B

ATTACHMENT “A” TO CERTIFICATE OF DESIGNATION

CERTIFICATE OF DESIGNATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

SCIENTIFIC GAMES CORPORATION

(Pursuant to Section 78.1955 of the Nevada Revised Statutes)

 Scientific Games Corporation, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), in accordance with the provisions of Nevada Revised Statutes (“NRS”) 78.195 and 78.1955, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Corporation, as filed with the Secretary of State of the State of Nevada on _______, 201_ (as heretofore amended and as may be amended and/or restated from time to time, the “Articles of Incorporation”), the Board of Directors adopted the following resolution creating a series of 20,000 shares of preferred stock of the Corporation designated as “Series A Junior Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation and by the provisions of NRS 78.195 and 78.1955, the Board of Directors hereby establishes a series of preferred stock, par value $1.00 per share, of the Corporation and hereby sets forth the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of such series of preferred stock and the number of shares of such series (in addition to any provisions set forth in the Articles of Incorporation applicable to the preferred stock of all series), as set forth as follows:

Series A Junior Participating Preferred Stock

 1.              Designation and Amount.  There shall be a series of preferred stock, par value $1.00, of the Corporation (the “Preferred Stock”) that shall be designated as “Series A Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 20,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

 2.              Dividends and Distributions.

  (i)  Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 and (b) the sum of (1) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends plus (2) the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), in each case declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.  The “Adjustment Number” shall initially be 10,000.  In the event the Corporation shall at any time after _______, 201_ (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (ii)  The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

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  (iii)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date; in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

 3.              Voting Rights.  The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

  (i)  Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.  Except as otherwise provided herein, in another certificate of designation authorizing a series of preferred stock, par value $1.00 per share, of the Corporation or as required by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

  (ii)  Except as required by law, by the Articles of Incorporation and by Section 10 hereof, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

 4.              Certain Restrictions. Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

  (i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;

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  (ii)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

  (iii)  purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior Participating Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine will result in fair and equitable treatment among the respective series or classes.

  (iv)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

 5.              Reacquired Shares.  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof.  All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

 6.              Liquidation, Dissolution or Winding Up.  (A)  Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) $10.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation.

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  (i)  In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Junior Participating Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Junior Participating Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

  (ii)  Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

 7.              Consolidation, Merger, Etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

 8.              No Redemption.  Shares of Series A Junior Participating Preferred Stock shall not be subject to redemption by the Corporation.

 9.              Ranking.  The Series A Junior Participating Preferred Stock shall rank junior to all series of Preferred Stock , as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless, in the case of any other series of Preferred Stock, the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

 10.           Amendment.  At any time that any shares of Series A Junior Participating Preferred Stock are outstanding, the Articles of Incorporation shall not be amended, by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

 11.            Fractional Shares.  Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

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 IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this ___ day of ___________, 201_.

SCIENTIFIC GAMES CORPORATION

By:
Name:
Title:

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